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                                                                    EXHIBIT 3.23

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SKY CHEFS FINANCE CORP.


         1. The name of the corporation is Sky Chefs Finance Corp.

         2. The address of the corporation's registered office in Delaware is 410 South State Street, Dover (Kent County), Delaware 19901. United Corporate Services, Inc. is the cor- poration's registered agent at that address.

         3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. The corporation shall have authority to issue a total of 1000 shares of common stock of the par value of $0.01 per share.

         5. The name of the sole incorporator is Andrew M. Arsiotis and his mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022.

         6. The Board of Directors shall have the power to make, alter or repeal the by-laws of the corporation.

         7. The election of the Board of Directors need not be by written ballot.

         8. The corporation shall Indemnify to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware as amended from time to time each person that such Section grants the corporation the power to indemnify.

         9. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Dated:   December 14, 1987



                                                /s/ Andrew M. Arsiotis
                                                ----------------------
                                                Andrew M. Arsiotis
                                                Sole Incorporator
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                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                             SKY CHEFS FINANCE CORP.

                         Pursuant to Section 242 of the
                       General Corporation Law of Delaware


         The undersigned, the President of Sky Chefs Finance Corp., a Delaware corporation (the "Corporation"), does hereby certify as follows:

                  1. Paragraph 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                           "1. The name of the Corporation is Onex Ohio Finance
                  Corp."

                  2. The foregoing amendment was approved by the board of directors of the Corporation in accordance with the provisions of
         Section 242(b) of the General Corporation Law of Delaware, and consented to by the holders of all of the outstanding common stock of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of Delaware.


Dated:   November 29, 1993


                                        /s/ Donald F. West
                                        ----------------------------------
                                        Donald F. West, President

Attest:


/s/ James J. O'Neill
-------------------------------
James J. O'Neill, Secretary